Exhibit 99.1

Spherix Executes Second License Agreement with RPX Corporation

NEW YORK, NY, May 24, 2016 /PRNewswire/ — Spherix Incorporated (NASDAQ: SPEX) –an intellectual property development company committed to the fostering and monetization of intellectual property, today announced a second licensing agreement with RPX Corporation (NASDAQ: RPXC).

Under the new agreement, Spherix receives a cash payment and return of all of the Series H preferred stock of Spherix presently held by RPX, representing the entire class of Series H shares outstanding. In exchange, Spherix granted RPX a portfolio license, which RPX can then use to grant sublicenses to its clients.

In unrelated matters, Spherix’s litigations against L3 Communications Inc., TW Telecommunications Inc., Fairpoint Communications Inc., and Uniden will continue.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “We are pleased to have reached this second license agreement with RPX. We continue to seek long-term, mutually beneficial license agreements that represent a positive outcome for our shareholders.”

About Spherix

Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Spherix has acquired over 100 patents from Rockstar Consortium Inc., and several hundred patents issued to Harris Corporation, covering a variety of methods and components involved in switching, routing, networking, optical and telephone technologies, as well as in the wireless communications and telecommunication sectors.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations Contact:

Hayden IR, LLC

Brett Mass

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com

Spherix Contact:

Phone: (703) 992-9325

Email: info@spherix.com

www.spherix.com